Exhibit 10.17

Summary of HMH Holding B.V. Board Chairman Compensation

For your service as a member and Chairman of the Board of Directors (the “B.V. Board”) of HMH Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, with seat in Amsterdam, the Netherlands, address at Weerdestein 97, 1083 GG Amsterdam, the Netherlands and Trade Register number 82719322 (the “Company”) prior to the listing of the Class A common stock of HMH Holding Inc., a Delaware corporation (“PubCo”) (such date and time, the “PubCo Effective Time”), you will receive a cash retainer in the annualized amount of $75,000 for your service as a member of the B.V. Board and an additional cash retainer in the annualized amount of $50,000 for serving as Chairman of the B.V. Board, for an aggregate annual cash retainer of $125,000 (the “Cash Retainer”). The Cash Retainer will be earned on a quarterly basis based on a calendar quarter and will be paid in cash by the Company in arrears not later than the fifteenth (15th) day following the end of the calendar quarter. In the event that you do not serve as a member or Chairman of the B.V. Board for an entire calendar quarter, the Cash Retainer paid to you will be prorated for the portion of the calendar quarter actually served by you as member or Chairman, as applicable.

You will also receive an additional retainer of $175,000, which (1) will become payable on the earliest of (a) your resignation from the B.V. Board prior to the listing of PubCo’s Class A common stock, (b) the PubCo Effective Time, or (c) October 21, 2025, and (2) will be pro-rated for any partial portion of a calendar year served (equal to “A” multiplied by “B”, where “A” equals $175,000 and “B” is a fraction, the numerator of which is the number of days that have elapsed from (and, for the avoidance of doubt, including) October 21, 2024 through (and, for the avoidance of doubt, including) the earliest of the events set forth in clauses (a), (b) and (c) above, and the denominator of which is 365) (the “Additional Retainer” and together with the Cash Retainer, the “Retainers”). The Additional Retainer shall be paid by the Company in a lump sum cash payment within 30 days of the triggering event; provided, however, that, (x) if any such triggering event occurs in 2024, such payment shall not be made until 2025 and (y) subject to the requisite approvals by PubCo and an effective equity incentive plan being in place, in the event the Additional Retainer becomes payable pursuant to clause (b) above, the Additional Retainer will instead be satisfied upon the consummation of PubCo’s initial public offering of Class A common stock with a restricted stock unit award under the equity incentive plan then-maintained by PubCo, which shall vest immediately following the grant thereof. You will not be eligible for compensation as a member or Chairman of the B.V. Board other than the Retainers.